                              INTERPARTY AGREEMENT

                                     BETWEEN

                                DREAMWORKS L.L.C.

                                       AND

                         DREAMWORKS ANIMATION SKG, INC.

                                       AND

                      VIVENDI UNIVERSAL ENTERTAINMENT LLLP

                          DATED AS OF ___________, 2004


                                TABLE OF CONTENTS

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Section 1.        Definitions and Usage.....................................................................    2

                  1.1      Definitions......................................................................    2

                  1.2      Terms and Usage Generally........................................................    5

Section 2.        Confirmation of Universal's Rights to Prior Pictures......................................    6

                  2.1      Prior Picture Rights Acquired by DWA Subject to the Universal Agreement..........    6

                  2.2      Relation Between DWA, DW Studios and Universal as to Prior Pictures..............    6

                  2.3      Transfer of Benefits; Retransfer.................................................    7

Section 3.        Grant of Rights; Period of Distribution...................................................    7

                  3.1      Grant of Rights..................................................................    7

                  3.2      Period of Distribution...........................................................    7

                  3.3      Clarification....................................................................    7

Section 4.        Rights and Obligations With Respect to DW Distributed Pictures and Prior Pictures.........    8

                  4.1      DWA Approval of Universal Exploitation Agreements................................    8

                  4.2      Universal Not Bound by DW Distribution Agreement.................................    8

                  4.3      Universal's Rights of Collection, Deduction and Recoupment.......................    8

                  4.4      Laboratory and Storage Access Letters............................................    9

Section 5.        Animation Advance and Related Payment Obligations.........................................    9

                  5.1      Animation Advance................................................................    9

Section 6.        No Adverse Amendment of DW Distribution Agreement; No DW Studios Assignment...............    9

                  6.1      No Adverse Amendment of DW Distribution Agreement................................    9

                  6.2      No Assignment of DW Distribution Agreement by DW Studios.........................    9

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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Section 7.        Representations, Warranties and Agreements................................................   10

                  7.1      DWA..............................................................................   10

                  7.2      Universal........................................................................   10

                  7.3      DW Studios.......................................................................   10

                  7.4      Amblin Projects..................................................................   10

                  7.5      Bank Consent and Non-Disturbance Agreement.......................................   10

Section 8.        Rights Under Universal Agreement..........................................................   10

                  8.1      DW Studios - Sole Claimant.......................................................   10

Section 9.         Termination; Disputes....................................................................   11

                  9.1      Termination Rights...............................................................   11

                  9.2      Disputes Under Universal Agreements..............................................   11

Section 10.       Grant of Rights (Theme Parks).............................................................   11

Section 11.       UIP Amendment.............................................................................   12

Section 12.       Ownership.................................................................................   12

Section 13.       Force Majeure.............................................................................   12

Section 14.       Assignment................................................................................   13

Section 15.       Distributor Distribution Credit...........................................................   13

Section 16.       Other Activities..........................................................................   13

Section 17.       No Partnership or Third Party Benefit.....................................................   14

Section 18.       Integration/Formalities...................................................................   14

Section 19.       Dispute Resolution........................................................................   14

Section 20.       Severability of Provisions................................................................   15

Section 21.       Waiver....................................................................................   16

                                      -ii-
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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Section 22.       Governing Law.............................................................................   16

Section 23.       Confidentiality...........................................................................   16

Section 24.       Notice of Representatives.................................................................   17

Section 25.       Paragraph Headings........................................................................   17

Section 26.       Intellectual Property License.............................................................   17

Section 27.       Disclosure, Compliance and Reporting Obligations..........................................   17

Section 28.       Notices...................................................................................   17

Section 29.       Counterparts..............................................................................   18

Section 30.       Effect of Subsequent Event................................................................   18

Schedule 1.1      Table of Definitions

Schedule 5.1      Provisions Related to Advances

                              INTERPARTY AGREEMENT

                                     BETWEEN

                                DREAMWORKS L.L.C.

                                       AND

                         DREAMWORKS ANIMATION SKG, INC.

                                       AND

                      VIVENDI UNIVERSAL ENTERTAINMENT LLLP

                          DATED AS OF ___________, 2004

      THIS INTERPARTY AGREEMENT dated as of ________, 2004 (this "Agreement"), is entered into by and among DreamWorks Animation SKG, Inc. ("DWA"), DreamWorks L.L.C. ("DW Studios") and Vivendi Universal Entertainment LLLP ("Universal").

      WHEREAS DW Studios and Universal (as assignee of Universal Studios, Inc.) are parties to that certain Master Agreement (Amended and Restated as of October 31, 2003) (the "Master Agreement"), which includes certain other agreements as Exhibits A, B, C and D thereto (collectively, the Master Agreement and the other agreements attached as Exhibits A, B, C and D thereto are the "Universal Agreement");

      WHEREAS pursuant to Exhibit A of the Universal Agreement (the "Theatrical Distribution Agreement") Universal has certain exclusive international theatrical distribution rights and obligations with respect to certain motion pictures (as more fully described and set forth in the Theatrical Distribution Agreement);

      WHEREAS, pursuant to Exhibit B of the Universal Agreement (the "Home Video Fulfillment Services Agreement") Universal has certain exclusive domestic and international home video fulfillment services rights and obligations with respect to certain motion pictures (as more fully described and set forth in the Home Video Fulfillment Services Agreement);

      WHEREAS, pursuant to Exhibit C of the Universal Agreement (the "Amblin Agreement"), Universal and DW Studios agreed to certain procedures and allocations of rights to certain projects developed at least in part by Amblin Entertainment, Inc. and set forth on schedules to the Amblin Agreement (collectively, all such projects listed in schedules to the Amblin Agreement, the "Amblin Projects");

      WHEREAS, pursuant to Exhibit D of the Universal Agreement (the "Theme Park Agreement") Universal has an exclusive option to acquire certain rights to exploit certain motion pictures in theme parks (as more fully described and set forth in the Theme Park Agreement);

      WHEREAS, as part of the separation of DW Studios and DWA pursuant to the Separation Agreement dated as of the date hereof ("Separation Agreement") by and among DW Studios, DreamWorks Animation L.L.C. and DWA, DW Studios and DWA have agreed to enter into a Distribution Agreement dated as of the date hereof (the "DW Distribution Agreement");

      WHEREAS, the parties hereto have agreed to set forth herein the parties' respective rights, privileges and obligations under the Universal Agreement and DW Distribution Agreement, and to enter into certain other agreements;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, DWA, DW Studios and Universal hereby agree as follows:

      SECTION 1. DEFINITIONS AND USAGE.

            1.1   Definitions:

            a. The following terms shall have the same meaning as in the DW Distribution Agreement:

            Accepted Additional Picture(s).
            Affiliate of Any Person; provided, however, that for purposes of this Agreement, none of DWA, DW Studios and Universal are Affiliates of any other party to this Agreement.
            Animated Motion Picture(s).
            Bankruptcy Code
            Business Day.
            Control.
            Delivery.
            Distribution Rights.
            Exhibit, Exhibition.
            Good Faith Dispute.
            Internet Rights.
            Person.
            Qualified Pictures.
            Retained Rights.
            Subdistributor; provided, however, that for purposes of this
                  Agreement a "Subdistributor" shall not include an Affiliate of DW Studios or of Universal.
            Tangible Film Materials.
            Television Exhibition.

            b.    The following terms shall have the meanings set forth below:

            Animation Advance shall mean the $75 million amount advanced by Universal to DW Studios under the Master Agreement with respect to Animated Motion Pictures, which $75 million amount on the Effective Date shall be contributed by DW Studios to DWA pursuant to the Separation Agreement, as such $75 million amount may be adjusted pursuant to Section 5 of this Agreement.

            Domestic Territory shall mean the territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, Nassau, Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Maarten Island, and Freeport; the Dominion of Canada and its possessions, territories and commonwealths; and all Army, Navy, Air Force, Red Cross and other national or governmental installations, diplomatic posts, camps, bases and reservations of the above mentioned countries, as well as oil rigs (including Aramco sites) and maritime facilities (and other commercial and/or industrial installations of the above mentioned countries and territories), wherever any of the aforementioned facilities or installations are located, to the extent that sales are made and/or servicing thereof is performed within the geographical areas set forth above, and all airlines and ships flying the flag of, or having the registry of, or whose principal office is located in the United States, Canada or Bermuda and other possessions, territories and commonwealths within the Domestic Territory.

            DW Distributed Pictures shall mean Qualified Pictures and Accepted Additional Pictures.

            Effective Date shall have the same meaning as the term "Separation Date" in the Separation Agreement.

            Home  Video Exhibition shall mean the Exhibition of Videograms.

            Home Video Fulfillment Services Rights shall mean the right and obligation to provide fulfillment services under the Home Video Fulfillment Services Agreement.

            Home Video Territory shall mean the territory in which fulfillment services are to be performed pursuant to the Home Video Fulfillment Services Agreement, excluding only (i) South Korea and North Korea to the extent and for the period licensed to DW Studios' "Korean Shareholder" (as defined in the Home Video Fulfillment Services Agreement), and (ii) either (a) Japan or (b) The Federal Republic of Germany, the Republic of Austria, and German - language rights in Switzerland, Lichtenstein, Luxembourg and Alto Adige.

            LLC Agreement shall mean the Limited Liability Limited Partnership Agreement of Holdco, dated as of October __, 2004, by and among M&J K Dream Limited Partnership, M&J K B Limited Partnership, DG-DW, L.P., DW Lips, L.P., DW Investment II, Inc., Lee Entertainment, L.L.C. and Vivendi Universal Entertainment LLLP.

            Licensed Picture has the meaning set forth in the DW Distribution Agreement as in effect on the Effective Date.

            Motion Picture(s) (a) with respect to Theatrical Distribution Rights, shall mean all live-action and animated motion pictures (and combinations thereof), and (b) with respect to Home Video Exhibition and Home Video Fulfillment Services Rights shall mean a theatrical motion picture, one or more television programs, television movies, television episodic series or direct-to-video motion picture.

            Non-Theatrical Exhibition shall mean, with respect to each Prior Picture, DW Distributed Picture or Universal Licensed Picture, the right to exhibit a Picture as set forth in paragraph 2.a of Schedule A-TC to the Theatrical Distribution Agreement.

            Prior Picture(s) shall mean the following Animated Motion Pictures:
Antz; The Prince of Egypt; The Road to Eldorado; Chicken Run; Shrek; Spirit:
Stallion of the Cimarron; Sinbad: Legend of the Seven Seas; Shrek 2; and Shark Tale.

            Term shall mean the period commencing on the Effective Date and continuing until expiration or earlier termination of the Universal Term; provided, however, if the Effective Date does not occur on or before December 31, 2005 this Agreement shall terminate without taking effect.

            Termination Amounts shall have the meaning set forth in the definition of Universal Term.

            Theatrical Distribution Rights shall mean the right and obligation to distribute Pictures pursuant to the Theatrical Distribution Agreement. Theatrical Distribution Rights include Non-Theatrical Exhibition rights but do not include any other rights including Television Exhibition, Internet Rights, or any other form of distribution, exhibition or other method of exploitation of Motion Pictures, now known or hereafter devised.

            Theatrical Exhibition shall mean all forms of Exhibition which are subject to the Theatrical Distribution Agreement.

            Theatrical Territory shall mean the "Territory" as defined in the Theatrical Distribution Agreement.

            Theme Park Rights shall have the same meaning as "Theme Park Rights" in paragraph 3 of the Theme Park Agreement.

            Theme Park Supplemental Agreements shall mean, collectively, (i) the letter agreement dated as of January 20, 2000 between DW Studios and Universal Studios, Inc. relating to the exploitation of Chicken Run at the Universal Studios theme parks, (ii) the letter agreement dated as of February 27, 2001 between DW Studios and Universal Studios, Inc. relating to the exploitation of Shrek at the Universal Studios theme parks and adjacent Universal CityWalk locations, (iii) the letter agreement dated as of January 15, 2002 between DW Studios and Universal Studios, Inc. captioned "Universal-DreamWorks Theme Park Issues", and (iv) the agreement dated as of March 12, 2002 between PDI/Dreamworks L.L.C. and Universal City Studios LLLP entitled "Shrek 4D Attraction at Universal Studios", as amended by letter agreement dated as of March 13, 2002 and as assigned effective as of March 13, 2002 by PDI/Dreamworks L.L.C. to DreamWorks Animation LLC.

            UIP shall mean United International Pictures, B.V. and its successors and assigns.

            Universal Affiliate shall mean any Person that qualifies as an Affiliate of Universal pursuant to the definition of Affiliate set forth above.

            Universal Exploitation Agreements shall mean the Master Agreement, the Theatrical Distribution Agreement and the Home Video Fulfillment Services Agreement only.

            Universal Licensed Picture(s) shall mean any Motion Picture released after the Effective Date and during the Universal Term (A) for which DWA has acquired (i) Theatrical Distribution Rights in any portion of the Theatrical Territory, or (ii) Home Video Exhibition rights in any portion of the Home Video Territory (and Universal expressly acknowledges and agrees that all Home Video Exhibition rights are not "licensed" to Universal, and instead Universal is providing fulfillment services with respect thereto), or (iii) Theme Park Rights in any territory(ies), and (B) where some or all of such Theatrical Distribution Rights, Home Video Exhibition rights or Theme Park Rights have not been granted by DWA to DW Studios or as to which DW Studios no longer holds such rights, in each case for any reason including, without limitation, because DW Studios has declined or surrendered such rights, DW Studios no longer performs the distribution services in whole or in part as required under the DW Distribution Agreement, or the DW Distribution Agreement has expired or been terminated, in whole or in part.

            Universal Term shall mean the period commencing on the Effective Date and terminating on the first date in which all of the following has occurred: (i) termination of the Theatrical Distribution Agreement, (ii) termination of the Home Video Fulfillment Services Agreement and (iii) the Advance Amounts, Animation Advance Amounts, Additional Amounts, Animation Additional Amounts, DW Adjustment amounts, DWA Animation Adjustment amounts and Special Termination Fee (as defined in the Master Agreement) (if applicable) have been paid in full; the Class U Preferred Stock together with all accrued and unpaid cash and non-cash distributions thereon, is redeemed and the redemption price paid in full in cash; and the Satisfaction Event with respect to Universal (as defined in the LLC Agreement) has occurred (the aggregate of the payments required pursuant to this clause (iii), the "Termination Amounts").

            Videogram(s) shall mean videocassettes, laserdiscs, Digital Versatile Discs ("DVD") or video CDs intended for in-home use by members of the public and physically transported to the home for such use that is sold or rented and physically embodies (without need for further transfer of data or further activation or other authorization from outside the home) a Motion Picture for exhibition by a playback device which causes a visual image of the Motion Picture to be seen, in a linear fashion, as such Motion Picture is made available by the producer of such Motion Picture for video distribution, and which Motion Picture appears on the screen of a television receiver or other monitor in the home. CD-ROM, CD-I products, video games, and interactive products (including, but not limited to, DVD interactive products containing a Motion Picture[s]) or interactive pictures of any type, are not Videograms.

Certain other terms are defined elsewhere in this Agreement, as noted on
Schedule 1.1.

            1.2   Terms and Usage Generally.

      The definitions in Section 1.1. and Schedule 1.1. as used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections and Schedules shall be deemed to be references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words "include", "includes" and "including" herein and in any Exhibit and Schedule hereto shall be deemed to be followed by the phrase "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

      SECTION 2. CONFIRMATION OF UNIVERSAL'S RIGHTS TO PRIOR PICTURES.

            2.1 Prior Picture Rights Acquired by DWA Subject to the Universal Agreement. The Prior Pictures conveyed by DW Studios to DWA pursuant to the Separation Agreement have been conveyed subject to the Universal Agreement. DWA and DW Studios acknowledge and agree that certain exclusive distribution or other exploitation rights to each Prior Picture have been licensed or granted to Universal by DW Studios prior to the Effective Date under the Universal Exploitation Agreements, Theme Park Agreement and the Theme Park Supplemental Agreements and that such rights are unaffected by the Separation Agreement, the DW Distribution Agreement, or the transactions contemplated thereby. With respect to each Prior Picture, Universal shall have the rights and obligations to exploit the applicable Theatrical Distribution Rights and Home Video Fulfillment Services Rights as set forth in the Universal Exploitation Agreements during the Universal Term. Any sale, transfer, assignment, license, pledge or other encumbrance of a Prior Picture during the Universal Term shall be expressly subject to the Universal Agreement as and to the extent required by the Universal Agreement, and to the consent of Universal to such sale, transfer, assignment, license, pledge or other encumbrance if such consent is required pursuant to the Universal Agreement.

            2.2 Relation Between DWA, DW Studios and Universal as to Prior Pictures. Notwithstanding anything to the contrary set forth in the DW Distribution Agreement, and subject to the further provisions of this Agreement, as to all Prior Pictures, DWA, DW Studios and Universal agree: (i) as between DWA and DW Studios, each Prior Picture shall be deemed to be a Licensed Picture under the DW Distribution Agreement, (ii) as between DW Studios and Universal, Universal retains all the rights to each Prior Picture granted under (including pursuant to Section 10 below), and is obligated to exploit such Prior Picture subject to the terms and conditions of, the Universal Exploitation Agreements; and (iii) as between DWA and Universal, Universal shall have no duty or obligations to DWA with respect to the Prior Pictures or their distribution or other exploitation, and DWA shall not be a third party beneficiary of the Universal Exploitation Agreements, provided that to the extent any Prior Picture is not licensed by DWA to DW Studios under the DW Distribution Agreement, Universal shall distribute such

Prior Picture directly for DWA, as if Sections 3.1 and 3.2 of this Agreement applied to such Prior Picture.

            2.3 Transfer of Benefits; Retransfer. Subject to the other terms and conditions of this Agreement, Universal hereby approves the transfer from DW Studios to DWA of all of DW Studios' benefits under the Universal Agreement with respect to the Prior Pictures, subject to the following: (a) DW Studios and DWA hereby agree that such transfer has no effect on Universal's rights in the Prior Pictures pursuant to the Universal Agreement (as more fully set forth in Section 2.2.(ii), above); and (b) DWA hereby acknowledges and agrees that all such benefits are being retransferred from DWA to DW Studios pursuant to the Distribution Agreement (and accordingly, Section 2.2.(iii), above, applies as between DW Studios, DWA and Universal).

      SECTION 3. GRANT OF RIGHTS; PERIOD OF DISTRIBUTION. The following shall apply only as and to the extent that a given Motion Picture constitutes a Universal Licensed Picture hereunder:

            3.1 Grant of Rights: Subject to the terms and conditions hereof, DWA grants, licenses, and/or assigns (as applicable) to Universal, to the extent of the rights owned or controlled by DWA or any Affiliate Controlled by DWA thereof in and to each Universal Licensed Picture, the following rights: (i) throughout the Theatrical Territory, to exploit the Theatrical Distribution Rights on its initial theatrical release (as referenced in paragraph 1.a. of the Theatrical Distribution Agreement); and (ii) throughout the Home Video Territory, to exploit the Home Video Fulfillment Services Rights if DWA designates such Motion Picture for release as a Videogram. As between Universal and DWA, all rights to Universal Licensed Pictures not expressly granted or licensed (as applicable) to Universal pursuant to this Agreement, including the Retained Rights, shall remain vested in DWA. If and to the extent that DWA has licensed or granted (as applicable) rights to a Universal Licensed Picture to Universal pursuant to the first sentence of this Section 3.1., Universal and DWA shall each have the rights and obligations with respect to such Universal Licensed Picture set forth in the Theatrical Distribution Agreement and the Home Video Fulfillment Services Agreement, with DWA having all the rights and obligations of DW Studios to Universal under such agreements with respect to the Universal Licensed Picture, and Universal having all the rights and obligations to DWA as Universal would have to DW Studios under such agreements with respect to the Universal Licensed Pictures.

            3.2 Period of Distribution: With respect to each Universal Licensed Picture, Universal shall have the rights and obligations to exploit the applicable Theatrical Distribution Rights and Home Video Fulfillment Services Rights granted pursuant to Section 3.1 above during the Universal Term (subject to the terms of the Universal Exploitation Agreements).

            3.3 Clarification: For avoidance of doubt, in no event shall Universal have any right to exercise any rights with respect to any given Motion Picture pursuant to this Section 3, nor shall there be any executory obligations from DWA to Universal or from Universal to DWA hereunder with respect to such Motion Picture, so long as such Motion Picture constitutes a DW Distributed Picture pursuant to Section 4, below.

      SECTION 4. RIGHTS AND OBLIGATIONS WITH RESPECT TO DW DISTRIBUTED PICTURES AND PRIOR PICTURES.

            4.1 DWA Approval of Universal Exploitation Agreements. DWA hereby irrevocably approves the terms and conditions of the Universal Exploitation Agreements, which approval may not hereafter be withdrawn, terminated, qualified or conditioned.

            4.2 Universal Not Bound by DW Distribution Agreement. The parties hereto acknowledge and agree that as to all DW Distributed Pictures and Prior Pictures, Universal shall have the rights to distribute and provide such fulfillment services therefor as set forth in the Universal Exploitation Agreements; that Universal's sole obligations as to such DW Distributed Pictures and Prior Pictures are those it is required to render to DW Studios as set forth in the Theatrical Distribution Agreement and the Home Video Fulfillment Services Agreement; and that neither Universal nor any of its Affiliates, nor UIP, is bound by the provisions of the DW Distribution Agreement. Without limitation of the foregoing, and regardless of the provisions of the DW Distribution Agreement, Universal shall not be required to render services, or provide information, approval, consultation, access, audit or other rights to DWA with respect to DW Distributed Pictures or Prior Pictures. DWA and DW Studios acknowledge and agree that Universal is required to take instructions exclusively from, and is entitled to rely exclusively on all instructions of DW Studios with respect to such DW Distributed Pictures and Prior Pictures, regardless of any instructions by DWA, and that DW Studios may not delegate, transfer or assign any of its rights or obligations under the Universal Exploitation Agreements to DWA with respect to DW Distributed Pictures or such Prior Pictures. Universal's (i) rights under the Theatrical Distribution Agreement apply to DW Distributed Pictures on the commencement of their theatrical distribution in the Domestic Territory, and (ii) rights under the Home Video Fulfillment Services Agreement apply to DW Distributed Pictures DW Studios distributes for DWA as Videograms during the Universal Term or within *** following the Motion Picture's initial general U.S. theatrical release, which release occurs during the Universal Term.

            4.3 Universal's Rights of Collection, Deduction and Recoupment. DWA acknowledges that Universal has the right to collect receipts, deduct fees, and recoup expenses and other amounts (if any) with respect to the DW Distributed Pictures and Prior Pictures all as set forth in the Universal Exploitation Agreements. For so long as the DW Distribution Agreement is in effect, Universal shall pay over all amounts required to be remitted by it in respect of DW Distributed Pictures and Prior Pictures solely to DW Studios, and shall have no liability to DWA in respect of such payments. Notwithstanding the foregoing, Universal agrees that it shall make payments to DW Studios in respect of DW Distributed Pictures and Prior Pictures without setoff, counterclaim or defense except (a) for setoffs, counterclaims or defenses related to DW Distributed Pictures and Prior Pictures, (b) if any Motion Pictures later become Universal Licensed Pictures hereunder, for setoffs, counterclaims or defenses related to such Universal Licensed Pictures or (c) for the obligations of DWA to Universal under Section 5 of this Agreement. DWA, DW Studios and Universal agree that if any and all fees or expenses related to DW Distributed Pictures and Prior Pictures and owed to Universal under the Universal Exploitation Agreements for any reason are not paid when due, Universal shall be entitled to recoup such amounts from all amounts collected by it related to the DW Distributed Pictures and Prior Pictures, together with interest on amounts due and owing as provided in the applicable Universal Exploitation Agreements.


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            4.4 Laboratory and Storage Access Letters. To the extent required for the exercise of Universal's Theatrical Distribution Rights and Home Video Fulfillment Services Rights with respect to Licensed Pictures, Universal Licensed Pictures or Prior Pictures, DWA shall provide Universal with fully-executed access letters in reasonable and customary form for each laboratory or storage facility in which Tangible Film Materials for such Motion Pictures are held upon Universal's request therefor from time to time. To the extent that DWA or DW Studios maintains possession of any Tangible Film Materials required for the exercise of Universal's Theatrical Distribution Rights and Home Video Fulfillment Services Rights with respect to Licensed Pictures, Universal Licensed Pictures or Prior Pictures, Universal shall have the same right of access thereto as it would have under the above-referenced laboratory or storage-facility access letter had such Tangible Film Materials been held at a laboratory or storage facility.

      SECTION 5. ANIMATION ADVANCE AND RELATED PAYMENT OBLIGATIONS.

            5.1 Animation Advance:

                  a. Article VIII of the Master Agreement is hereby deleted and amended to read as set forth in Schedule 5.1 to this Agreement, and incorporated herein as if fully set forth.

                  b. Universal, DW Studios and DWA agree that DWA shall be solely responsible for the payment of the Animation Advance Amount and all Animation Additional Amounts as and when due under the Universal Agreement. DWA acknowledges and agrees that such amounts may become due and payable in full due to the action or inaction of DW Studios, and that Universal is entitled to exercise against DWA any and all of its remedies under Section 5.1.a if and when such Animation Advance Amount or Animation Additional Amounts are due and payable, including rights of offset and recoupment and is entitled to Theatrical Distribution and Home Video Fulfillment Services Rights to all Licensed Pictures and Universal Licensed Pictures unless and until all amounts required to be paid to Universal by DW Studios or DWA pursuant to the Master Agreement have been repaid.

      SECTION 6. NO ADVERSE AMENDMENT OF DW DISTRIBUTION AGREEMENT; NO DW STUDIOS ASSIGNMENT.

            6.1 No Adverse Amendment of DW Distribution Agreement. DW Studios and DWA shall not at any time during the Universal Term, without the consent of Universal (not to be unreasonably withheld), amend or modify the license granted to DW Studios under the DW Distribution Agreement or the transfer of "Animated Film Assets" as defined in and pursuant to the Separation Agreement in any manner that would have an adverse effect on Universal under the Universal Agreement and this Agreement.

            6.2 No Assignment of DW Distribution Agreement by DW Studios. DW Studios may not at any time during the Universal Term assign any of its Theatrical Exhibition, Home Video Exhibition or Theme Park Rights under the DW Distribution Agreement if such assignment would result in a loss of any or all of Universal's Home Video Fulfillment Services Rights, Theatrical Distribution Rights or Theme Park Rights.

      SECTION 7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Each of the parties, severally and as of the Effective Date, represents and warrants as follows:

            7.1 DWA. DWA makes the same representations and warranties with respect to this Agreement as made by DW Studios in Section XII.4 of the Master Agreement. If and when DWA licenses and/or grants rights to Universal Licensed Pictures to Universal, it will make the representations and warranties, and provide such indemnities to Universal with respect to such Universal Licensed Pictures as are set forth in the Universal Exploitation Agreements for DW Studios.

            7.2 Universal. Universal makes the same representations and warranties with respect to this Agreement that it (or its predecessors in interest) made in Section XII.4 of the Master Agreement. If and when Universal is granted a license and/or rights to Universal Licensed Pictures, it will make the representations and warranties, and provide such indemnities to DWA with respect to such Universal Licensed Pictures as are set forth in the Universal Exploitation Agreements for Universal.

            7.3 DW Studios. DW Studios makes the same representations and warranties with respect to this Agreement that it made in Section XII.4 of the Master Agreement. For purposes of clarity, DW Studios makes the same representations and warranties as to, and provides the same indemnities to Universal with respect to Prior Pictures and DW Distributed Pictures as DW Studios makes as to "Pictures" in the Theatrical Distribution Agreement and "DW Videograms" in the Home Video Fulfillment Services Agreement.

            7.4 Amblin Projects. No Amblin Projects or any of DW Studios' rights under the Amblin Agreement have been conveyed to DWA.

            7.5 Bank Consent and Non-Disturbance Agreement. Neither DW Studios nor DWA shall convey, pledge or otherwise encumber Prior Pictures, DW Distributed Pictures or the Universal Licensed Pictures unless (i) all rights sufficient to grant Universal's Theatrical Distribution Rights, Home Video Fulfillment Services Rights and Theme Park Rights are retained by DWA and DW Studios, or (ii) such conveyance or encumbrance is expressly subject to the rights and obligations of Universal under this Agreement and (to the extent applicable) the Universal Exploitation Agreements. In the event of a conveyance or encumbrance subject to clause (ii), effective no later than such transfer or encumbrance, the applicable transferee or encumbrance holder shall provide Universal with an acknowledgement of Universal's rights under this Agreement and (to the extent applicable) the Universal Exploitation Agreements and an agreement not to disturb, interfere or seek to terminate Universal's rights under this Agreement or (to the extent applicable) the Universal Exploitation Agreements, such acknowledgement and agreement not to disturb to be in a form reasonably satisfactory to Universal.

      SECTION 8. RIGHTS UNDER UNIVERSAL AGREEMENT.

            8.1 DW Studios - Sole Claimant. Except with respect to Universal Licensed Pictures (if any) and any Prior Pictures to which the last clause of
Section 2.2 above applies, only DW Studios shall, as between DW Studios and DWA, have the right to bring any claim, action, or proceeding against Universal by reason of any actual or alleged breach of the Universal Agreement. (The foregoing is not intended to limit the scope of remedies available to DW Studios or Universal for any such breach.)

      SECTION 9. TERMINATION; DISPUTES.

            9.1 Termination Rights. Except as set forth in Section 11, nothing in this Agreement shall limit or expand DW Studios' or Universal's rights to terminate the Theatrical Distribution Agreement or the Home Video Fulfillment Services Agreement, or (except as expressly set forth in this Section 9.1) their respective rights or obligations with respect to and following such termination, in each case in accordance with such agreements' terms. DWA shall not have any right to terminate any of the Universal Exploitation Agreements unless DW Studios would have such right and has exercised it (or is no longer a party to the Universal Exploitation Agreements). DW Studios, DWA and Universal each acknowledge and agree that no termination of this Agreement, the Theatrical Distribution Agreement or the Home Video Fulfillment Services Agreement shall be effective against either or both of DW Studios or DWA unless and until the Termination Amounts are paid in full. Universal, DW Studios and DWA agree that notwithstanding the foregoing, (i) DWA shall not be liable for the payment of the Advance, Additional Amounts, DW Adjustment amounts, Special Termination Fee, or the redemption of the Class U Preferred Stock of DW Studios or distributions or other payments thereof, and (ii) DW Studios shall not be liable for the payment of the Animation Advance, Animation Additional Amounts, DWA Animation Adjustment amounts or Satisfaction Event as to Universal.

            9.2 Disputes Under Universal Agreements. Notwithstanding anything to the contrary in the Universal Agreement, any dispute arising out of or relating to the Universal Agreement, or hereunder, shall be resolved as set forth in
Section 19, below. With respect to any claim arising out of or relating to this Agreement, a party asserting such claim shall give the applicable other party written notice of such claim and a reasonable opportunity (not less than ***, nor more than ***) to cure prior to commencing proceedings in accordance with
Section 19 below.

      SECTION 10. GRANT OF RIGHTS (THEME PARKS). By its execution and delivery of this Agreement, DWA and Universal acknowledge and agree that Sections 1 (other than 1.D.), 3, 4.B, 5, 6, 7, and 9 of the Theme Park Agreement, and the first sentence of paragraph C of that certain Theme Park Supplemental Agreement dated as of January 15, 2002 between DW Studios and Universal Studios, Inc. captioned "Universal-DreamWorks Theme Park Issues", shall apply to all "Eligible DWA Properties," which are: (i) all Prior Pictures, and (ii) Motion Pictures initially released or initially broadcast by DWA during the Universal Term, or any other product which is released by DWA to the general public (e.g., interactive games or devices distributed to the public) during the Universal Term. Sections 1 (other than 1.D), 3, 4.B, 5, 6, 7 and 9 of the Theme Park Agreement and the first sentence of paragraph C of that certain Theme Park Supplemental Agreement dated as of January 15, 2002 between DW Studios and Universal Studios, Inc. captioned "Universal-DreamWorks Theme Park Issues", are incorporated herein as if fully set forth, with the following changes: (i) each use of the phrase "Eligible DW Property" or "Eligible DW Properties" shall be deemed amended to read "Eligible DWA Property" or "Eligible DWA Properties," as applicable, and (ii) each use of the word "DW" (alone or when


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

used in another definition or phrase) shall be deemed amended to read "DWA". Other than as set forth in Sections 4.B and 5 of the Theme Park Agreement, Universal shall have no payment obligations to DWA under the Theme Park Agreement; for avoidance of doubt, the "Exclusivity Fee" shall be payable to DW Studios as provided in the Universal Agreement (and the "Term" of the Theme Park Agreement is extended) until the earlier of (i) December 31, 2010 and (ii) the date on which the Theatrical Distribution Agreement terminates. The provisions of the first sentence of paragraph C of that certain Theme Park Supplemental Agreement dated as of January 15, 2002 between DW Studios and Universal Studios, Inc. captioned "Universal-DreamWorks Theme Park Issues" shall be applicable to, and credited against, any fees payable by Universal to DWA under the Theme Park Agreement notwithstanding the fact that the annual exclusivity fee payable by Universal pursuant to Section 4A. of the Theme Park Agreement is payable to DW Studios, not DWA.

      SECTION 11. UIP AMENDMENT. Notwithstanding anything in the Universal Exploitation Agreements to the contrary, on a UIP "restructure" (as defined in Section 10.a.(ii) of the Theatrical Distribution Agreement), DW Studios shall have the right (but not the obligation) to terminate (i) the Theatrical Distribution Agreement and (ii) (if the Theatrical Distribution Agreement is terminated pursuant to the immediately preceding clause (i)) Universal's home video fulfillment services under the Home Video Fulfillment Services Agreement but only with respect to the "Foreign Territory" as defined in Schedule B-TC the Home Video Fulfillment Services Agreement. Such termination(s) shall be effective only if and when the Termination Amounts are paid in full, provided that nothing herein shall affect the rights and obligations of the parties thereto which survive termination under the Universal Exploitation Agreements.

      SECTION 12. OWNERSHIP. Except for the rights expressly licensed and/or granted to Universal herein or under the Universal Agreements, as between DWA and Universal, DWA shall be the sole and exclusive owner of all rights, title and interest in and to the Licensed Pictures, Universal Licensed Pictures and Prior Pictures at all times. DWA's ownership includes all copyrights, trademarks, patents, titles, designs, artwork, characters, stills, drawings, literary material, film materials, computer models, logos, stories, plots and any other intellectual properties and rights in, to, or arising out of the Licensed Pictures, Universal Licensed Pictures and Prior Pictures or any element thereof regardless of whether created by DWA or by any other person on DWA's behalf. Universal shall not have any ownership or security interest in, lien on, or other creditor's rights with respect to the Licensed Pictures, Universal Licensed Pictures or Prior Pictures, or any elements or components thereof, the Retained Rights and any revenue derived from exploitation of the Retained Rights, any of the literary, dramatic, musical or other materials upon which the Licensed Pictures Universal Licensed Pictures, Prior Pictures are based or which are contained in the Licensed Pictures, Universal Licensed Pictures, Prior Pictures or any of the copyrights, trademarks, computer models, design patents, technology or similar or analogous rights in or to the Licensed Pictures Universal Licensed Pictures, Prior Pictures or any of the foregoing.

      SECTION 13. FORCE MAJEURE. No party shall be liable to any other because of any failure to perform hereunder caused by any cause beyond its control, including fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of a public enemy, embargo, war, act of God or law, except as expressly provided herein to the contrary; provided, that Universal shall in no event be required to accede to or to cause any Universal Affiliate to accede to the demands of any guild, union or similar organization in order to bring to an end a strike, lockout or labor controversy, or to accede to the demands of any suppliers or others not a party hereto which Universal considers unreasonable. This Section 13. shall not diminish or impair the payment obligations of any party hereunder.

      SECTION 14. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of each of the other parties, including in the event of a merger, reorganization, or transaction in which another party succeeds to all or substantially all of the assigning party's assets, except that (a) without securing the prior written consent of DWA or DW Studios except as required under the Universal Exploitation Agreements, Universal may from time to time assign or delegate any or all of its rights and obligations hereunder to one or more Universal Affiliates or to subdistributors, and (b) if DW Studios ceases to operate its theatrical distribution business in the Domestic Territory, then, with respect to all DW Distributed Pictures, DW Studios may assign or sublicense to Universal (and Universal shall accept such assignment or sublicense of) Theatrical Exhibition in the Domestic Territory on the same terms and conditions as set forth in the DW Distribution Agreement, and such additional Distribution Rights then subject to the Universal Agreement, including certain Non-Theatrical Exhibition in the International Territory and Home Video Fulfillment Services Rights throughout the Territory. Nothing contained in this Section 14 shall prohibit or limit DWA's, DW Studios' or Universal's sale or transfer of its assets (other than its rights under this Agreement) in the ordinary course of business.

      SECTION 15. DISTRIBUTOR DISTRIBUTION CREDIT. Universal shall have such right to accord itself its customary distribution credit (with integrated logo) for each Prior Picture, DW Distributed Picture and Universal Licensed Picture as and to the extent (if any) provided in the applicable Universal Exploitation Agreement. Each agreement with a Subdistributor or licensee shall provide that such Subdistributor or licensee is contractually bound to abide by all such credit obligations.

      SECTION 16. OTHER ACTIVITIES. Subject to the provisions hereof nothing herein shall limit in any way the right of DWA, DW Studios, Universal or their respective Affiliates to engage in business activities or endeavors of any kind or nature, including:

                        (i) Motion Picture production, distribution and related

businesses;

                        (ii) Television production and merchandising (including

video games and computer games) exploiting the Licensed Pictures by DWA;

                        (iii) Advertising;

                        (iv) Publishing;

                        (v) Interactive Media;

                        (vi) The sale or license of designs, stories,

characters, trademarks, trade names or other rights or properties;

                        (vii) Ancillary market activities;

                        (viii) The co-financing or co-production or acquisition

of any other interest of any nature in any Motion Picture or other property; and

                        (ix) The exercise of any right not expressly granted

hereunder.

      SECTION 17. NO PARTNERSHIP OR THIRD PARTY BENEFIT. This Agreement does not constitute DWA, DW Studios or Universal as partners, joint venturers, or as each other's agents or representatives (except as may be herein otherwise expressly provided). This Agreement is not for the benefit of any third party and shall not give any right or remedy to any such third party whether or not referred to hereunder.

      SECTION 18. INTEGRATION/FORMALITIES. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes, cancels and replaces any prior understanding, writing or agreement between the parties relating to such subject matter. This Agreement may not be amended, modified or altered except by an instrument in writing duly executed by the parties. The parties acknowledge that each was represented by counsel in the negotiation and execution of this Agreement. No provision herein shall be construed against any party by virtue of the activity of that party, through its counsel or otherwise, in negotiating and drafting this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, except as expressly set forth herein, nothing in this Agreement amends, modifies or terminates the DW Distribution Agreement, the Universal Agreement or the Theme Park Supplemental Agreements, which shall continue in full force and effect in accordance with their respective terms as between DW Studios, Universal and DWA (as applicable).

      SECTION 19. DISPUTE RESOLUTION.

                  a. The parties agree that any dispute to interpret or enforce, or otherwise arising out of or relating to, this Agreement shall be determined by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), provided always that: (a) the arbitration shall be conducted before a single neutral arbitrator with at least ten (10) years experience in the theatrical Motion Picture industry, appointed by mutual agreement of the parties within five (5) business days from the date the notice of arbitration is delivered by the petitioning party; (b) the parties shall be entitled to discovery as provided in California Code of Civil Procedure sections 1283.05 and 1283.1; (c) in deciding any such matter, the arbitrator shall follow the substantive law of the State of California as it would be applied by California courts; (d) either party may, without waiving its right to arbitration, seek preliminary or interlocutory relief from a court of competent jurisdiction; (e) all arbitration proceedings (including any discovery and other evidence in connection therewith) shall be closed to the public and shall remain confidential; and (f) arbitration awards hereunder may be entered and enforced as provided in California Code of Civil Procedure sections 1285 et seq. If the arbitrator is not selected by mutual consent within five (5) business days from the date the notice of arbitration is delivered by the petitioning party, the rules of the AAA with respect to the selection of an arbitrator shall apply. Notwithstanding the foregoing, before proceedings are initiated hereunder, the Chief Executive Officer or Chief Operating Officer of DWA, DW

Studios and Universal, or their designated representatives shall meet and in good faith attempt to resolve the dispute.

                  b. Notwithstanding the foregoing:

                        (i) Any payment disputes submitted to binding

arbitration pursuant to Section 19.a above shall commence within ten (10) business days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than thirty (30) days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than thirty (30) days after the date the notice is delivered. The arbitrator shall rule as to whether or not amounts are owed to the petitioning party, and if so, the exact amount owed to the petitioning party (taking into account the default interest and other provisions contained in the Agreement). In such event, the non-petitioning party shall have five (5) Business Days from the date of the arbitrator's ruling to make such payment. In the event such payment is not made within the aforementioned period, such failure shall constitute a breach of this Agreement and the petitioning party may exercise all rights and remedies available under
Section 9 above.

                        (ii) Any disputes submitted to binding arbitration pursuant to Section 19.a. above that affect the timely release of a Licensed Picture, Universal Licensed Picture or Prior Picture for initial Theatrical Exhibition or initial Home Video Exhibition shall commence within seven (7) Business Days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than ten (10) Business Days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than ten (10) Business Days after the date the notice is delivered.

                  c. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT WILL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 7 AND/OR (B) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, IN EACH CASE, TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 19.c.

      Section 20. Severability of Provisions. If any provision in this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force or effect while such infirmity shall exist, but such infirmity shall have no effect whatsoever upon the binding force or effectiveness of any other provisions hereof unless the parties otherwise agree. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision.

      SECTION 21. WAIVER. No delay or failure to exercise any right hereunder shall constitute a waiver of such right except in those instances where this Agreement provides for specific notice and a period of time thereafter within which to exercise a right, in which case failure to exercise such right within the specified time period shall constitute a waiver thereof.

      SECTION 22. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of California, applicable to contracts entered into and to be fully performed in said state by residents thereof. For purposes of enforcing, confirming or vacating an award under Section 19 above, or in the event the provisions of Section 19 shall be held invalid or unenforceable, only the California courts (state and federal) shall have jurisdiction over controversies regarding or arising under this Agreement, and if there is any matter which might be subject either to state or federal jurisdiction, the parties agree that the matter shall be submitted to federal jurisdiction. The parties specifically agree that the Superior Court of the State of California, County of Los Angeles and the United States District Court for the Central District of California shall have the personal jurisdiction over them, and each of them, notwithstanding the fact that they may be citizens of other states or countries. In this regard the parties agree that Los Angeles County is a convenient forum.

      SECTION 23. CONFIDENTIALITY. Except as may be required by law or NASD or stock exchange rules, each party shall keep confidential all terms and conditions contained herein. DWA, DW Studios and Universal acknowledge that they will, during the Term hereof, have access to, and acquire knowledge from, materials, data and other information which is not accessible or known to the general public ("Confidential Information"). Except as required by law or NASD or stock exchange rules, or as may be required for the preparation of tax returns or other government or legally required documents, or as reasonable necessary to employees, agents, lawyers, accountants, auditors, bankers, consultants, representative or investors of DWA, DW Studios and Universal or their Affiliates for a bona fide business purpose (who shall be similarly bound by these confidentiality provisions), neither the Confidential Information nor any knowledge acquired by DWA, DW Studios and Universal, as the case may be, from such Confidential Information or otherwise through its engagement hereunder shall be used, publicized or divulged by the other to any other Person without the prior written consent of the applicable party obtained in advance and in each instance. Nothing herein shall prevent a party, or any employees, agents, lawyers, accountants, auditors, bankers, consultants, representatives or investors of such party or its Affiliates (the "Receiving Party") from using, disclosing, or authorizing the disclosure of any information it receives in the course of performance of the Agreement which:

                  a. was known to the Receiving Party prior to its disclosure by the other party;

                  b. is or becomes publicly available without default hereunder by the Receiving Party;

                  c. is lawfully acquired by the Receiving Party from a source which is not an agent or representative of the Receiving Party and is not under any obligation to the other party regarding disclosure of such information;

                  d. is independently developed by the Receiving Party without use of any of the other party's confidential information; or

                  e. is disclosed by the applicable party hereto to unaffiliated third parties without confidential undertakings.

For the avoidance of doubt, Confidential Information as defined in this Section
23. shall not include any Information that the applicable party is obligated to make available to any third party(ies) in the course of fulfilling its obligations under this Agreement (e.g., contingent compensation statements).

      SECTION 24. NOTICE OF REPRESENTATIVES. Each party will give the other parties reasonable notice of its appropriate contact person(s).

      SECTION 25. PARAGRAPH HEADINGS. Paragraph headings and titles are solely for convenience of reference and are not a part of this Agreement, nor are they intended to aid or govern the interpretation of this Agreement.

      SECTION 26. INTELLECTUAL PROPERTY LICENSE. DWA and DW Studios acknowledge and agree that the Theatrical Distribution Rights licensed to Universal constitute "intellectual property" as such term is defined in the Bankruptcy Code and that Universal is entitled to all of the rights of a licensee of intellectual property under Section 365(n) of the Bankruptcy Code with respect to all of such licensed rights.

      SECTION 27. DISCLOSURE, COMPLIANCE AND REPORTING OBLIGATIONS. Universal agrees to supply information and reports to DWA (at DWA's expense) in the form and manner requested by DWA and access to Universal's books and records and internal controls, with respect to DWA's public disclosure, compliance or reporting obligations, including those under Section 404 and the other provisions under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board, and to modify (at DWA's expense) any such internal controls as are reasonably requested by DWA to comply with such obligations, provided however, such information, reports, access and controls apply only to Universal's direct obligations to DWA hereunder.

      SECTION 28. NOTICES. All notices hereunder shall be in writing and shall be served by private delivery services, and shall be deemed given on the date delivered to the following addresses (or such other addresses as such party may hereafter designate in writing):

            (i) If to DWA:

                  DreamWorks Animation SKG, Inc.
                  1000 Flower Street
                  Glendale, California 91201
                  Attention: General Counsel

            With copy to:

                  Cravath, Swaine & Moore LLP
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019
                  Telecopy: (212) 474-3700
                  Attention: Faiza J. Saeed, Esq.

            (ii) If to DW Studios:

                  DreamWorks L.L.C.
                  1000 Flower Street
                  Glendale, California 91201
                  Attention: General Counsel

            (iii) If to Universal:

                  Vivendi Universal Entertainment LLLP
                  100 Universal City Plaza
                  Universal City, CA  91067
                  Attention: General Counsel

            With a copy to:

                  Gibson, Dunn & Crutcher LLP
                  333 S. Grand Avenue
                  Los Angeles, CA 90071-3197
                  Telecopy: (213) 229-7520
                  Attention: Ruth E. Fisher

      SECTION 29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

         SECTION 30. EFFECT OF SUBSEQUENT EVENT. If the Effective Date occurs, but the closing of the IPO does not occur within *** of the Effective Date, then the parties to this Agreement agree that this Agreement and the DW Distribution Agreement shall terminate and be of no further force or effect, and DWA shall become a signatory to each of the Universal Agreements other than the Amblin Agreement, as a result of which (but subject to the further provisions of this Section 30): (i) Universal shall have the same rights and obligations under the Universal Agreements vis-a-vis each of DW Studios and DWA and their respective pictures, as it currently has with respect to DW Studios, (ii) DW Studios and DWA shall collectively have the rights and obligations provided for DW Studios under the Universal Agreements (other than, as to DWA, the Amblin Agreement) as DW Studios currently holds except that each of DW Studios and DWA shall have such rights only as to its own Motion Pictures, and this provision shall not be deemed to require duplicative payments, (iii) each of DW Studios and DWA shall be jointly and severally liable for all obligations of DW Studios or DWA to Universal under such Universal


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreements (other than, as to DWA, the Amblin Agreement), and (iv) DWA shall be entitled to the benefits accorded DW Studios under Section 8.q. of the Amblin Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                           DREAMWORKS L.L.C.

                                           By___________________________________

                                           Its__________________________________

                                           DREAMWORKS ANIMATION SKG, INC.

                                           By___________________________________

                                           Its__________________________________

                                           VIVENDI UNIVERSAL ENTERTAINMENT LLLP

                                           By___________________________________

                                           Its__________________________________

                                  SCHEDULE 1.1.

                              TABLE OF DEFINITIONS

                  Term                                      Defined
-----------------------------------------                ------------
Advance Amounts                                          Schedule 5.1
Additional Amounts                                       Schedule 5.1
Agreement                                                Preamble
Amblin Agreement                                         Whereas
Amblin Projects                                          Whereas
Animation Advance Amount                                 Schedule 5.1
Animation Additional Amounts                             Schedule 5.1
Confidential Information                                 23
DW Distribution Agreement                                Whereas
DW Studios                                               Preamble
DWA                                                      Preamble
Eligible DWA Properties                                  Section 3.2
Home Video Fulfillment Services Agreement                Whereas
Master Agreement                                         Whereas
Receiving Party                                          23
Theatrical Distribution Agreement                        Whereas
Theme Park Agreement                                     Whereas
Universal                                                Preamble
Universal Agreement                                      Whereas

                                  SCHEDULE 5.1

            I.    DEFINITIONS

            Capitalized terms used in this Schedule 5.1 but not referenced below or otherwise defined herein shall have the meanings assigned thereto elsewhere in this Interparty Agreement between DW, DWA and Universal dated as of _________________, 2004. Definitions used in this Schedule 5.1 which vary from the same or similar definitions in this Agreement shall have the meanings set forth in this Schedule 5.1 solely for the purposes of this Schedule 5.1.

            1. AGREEMENT MODULE: "Agreement Module" shall refer to each of Exhibits A, B, C and D of the Master Agreement, as amended, modified or supplemented from time to time in accordance therewith.

            2. DISTRIBUTOR shall mean Universal or its successors and permitted assigns under the Theatrical Distribution Agreement.

            3.    DW or DW STUDIOS shall mean DreamWorks L.L.C.


            4. EXHIBIT A shall mean Exhibit A to the Master Agreement, and is also referred to as the THEATRICAL DISTRIBUTION AGREEMENT.


            5. FSP shall mean Universal or its successors or permitted assigns under the Home Video Fulfillment Services Agreement.

            6. EXHIBIT B shall mean Exhibit B to the Master Agreement, and is also referred to as the HOME VIDEO FULFILLMENT SERVICES AGREEMENT.

            7. MASTER AGREEMENT: "Master Agreement" shall refer solely to the amended and restated DW/Universal Studios, Inc. Master Agreement without consideration of the Agreement Modules attached thereto.

            8. PARTIES: "parties" (individually "party") shall refer to Universal, DW Studios and DWA.

            9. PAYMENT DEFAULT: A failure by DW or DWA, as applicable (as more fully set forth in Section 9.1 of the Interparty Agreement) (i) to pay any Advance Amount, Animation Advance Amount, Additional Amount, Animation Additional Amount, DW Adjustment, DW Animation Adjustment, Special Termination Payment or redemption or distribution amount payable under the DreamWorks L.L.C. Amended and Restated Operating Agreement, in each case on the date due or (ii) to satisfy the Satisfaction Event for Universal.

            10. PERSON: "Person" shall refer to any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

            11. PREFERRED: "Preferred" shall refer to all outstanding shares of DW's Class U Preferred Stock.

            VIII. ADVANCE

            1.    Additional Definitions.

            "Advance" is defined in Section VIII.2 of this Schedule 5.1.

            "Advance Amount" at any time of determination, shall be equal to the Advance, plus all Universal Adjustments, less all DW Adjustments and less the advance adjustment effected under Paragraph VIII.3.


            "Advance Maximum Amount" shall mean ***.


            "Aggregate Expenses" shall equal the sum of (x) Distribution Expenses (as defined in Exhibit A) and (y) Service Expenses (as defined in Exhibit B).

            "Aggregate Fees" shall equal the sum of (x) Distribution Fees (as defined in Exhibit A) and (y) Service Fees (as defined in Exhibit B).

            "Aggregate Receipts" shall equal the sum of (x) Gross Receipts (as defined in Exhibit A) and (y) Service Receipts (as defined in Exhibit B).

            "Animation Advance Amount" at any time of determination, shall be equal to the Initial Animation Advance, plus all Universal Animation Adjustments, less all DWA Animation Adjustments.

            "Animated Pictures" shall mean any theatrical motion picture in which a substantial portion of the characters, creatures and environments are created using animation techniques, including those techniques commonly referred to as traditional hand-drawn animation, stop motion animation, claymation, computer-generated animation or a similar or new method of animation now known or hereafter devised; provided, however, that a theatrical motion picture shall not be deemed an Animated Picture solely (i) because parts of its action are created by animation intended to appear as live action, (ii) due to the inclusion of incidental animation, or (iii) because it contains limited amounts of animation presented in conjunction (whether or not in the same frame) with live action (e.g., "Who Framed Roger Rabbit" would not be an Animated Picture).

            "Animation Pipeline Estimate" as of the end of any fiscal quarter shall be equal to a commercially reasonable estimate, based on revenue figures in ultimates, of Aggregate Receipts in the territory for which Distributor or FSP holds rights (i) for all Animated Pictures for which Distributor or FSP has been granted rights pursuant to the Universal Agreement and this Agreement (a) which had their initial public release (whether in theatres in the Domestic Territory (as defined in the Universal Agreement) or the Foreign Territory (as defined in the Universal Agreement), on home video or otherwise) prior to the end of such quarter ("Animation Pipeline Released Pictures"), and (b) which are not Animated Pictures ultimates for which are included in the Pipeline Estimate, and (c) that were placed in production or pre-production (using estimates based on breakeven ultimates for such [Motion] Pictures after capitalized interest and

                                      -2-


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overhead) prior to the end of such quarter (provided that, with respect to any
[Motion] Picture described in clause (c), DWA shall (I) be firmly committed to the production of such [Motion] Picture, without any third party conditions,
(II) have approved the preliminary budget and screenplay for such [Motion] Picture, and (III) have reasonably scheduled such Animated Picture for initial domestic theatrical release within 18 months of the last day of such quarter) less (x) Aggregate Fees which would be retained by Distributor and FSP based on such estimated Aggregate Receipts, (y) estimated Aggregate Expenses attributable to such Animated Pictures and (z) Aggregate Receipts for such Animated Pictures actually paid to DW by Distributor and FSP prior to the end of such quarter. For further clarity, once an Animated Picture has had its initial public release, it shall only be factored in clause (i)(a) above and shall no longer be factored in clause (i)(c). DWA's independent auditors will certify that the ultimates for Animated Pictures referred to in clause (i)(a) above are the same figures used to prepare and review DW's quarterly, and prepare and audit DW's annual, financial statements for the applicable fiscal period.

            "Pipeline Estimate" as of the end of any fiscal quarter shall be equal to a commercially reasonable estimate, based on revenue figures in ultimates, of Aggregate Receipts in the territory for which Distributor or FSP holds rights for all [Motion] Pictures for which Distributor or FSP has been granted rights pursuant to the Universal Agreement (a) which had their initial public release (whether in theatres in the Domestic Territory or the Foreign Territory, on home video or otherwise) prior to the end of such quarter ("Pipeline Released Pictures"), and (b) that were placed in production or pre-production (using estimates based on breakeven ultimates for such [Motion] Pictures after capitalized interest and overhead) prior to the end of such quarter (provided that, with respect to any [Motion] Picture described in clause
(b), DW shall (i) be firmly committed to the production of such [Motion] Picture, without any third party conditions, (ii) have scheduled principal photography to commence within eight weeks of such quarter-end, (iii) have binding commitments from the director and two principal cast members for such [Motion] Picture and (iv) have approved the preliminary budget and screenplay for such [Motion] Picture) less (x) Aggregate Fees which would be retained by Distributor and FSP based on such estimated Aggregate Receipts, (y) estimated Aggregated Expenses attributable to such [Motion] Pictures and (z) Aggregate Receipts for such [Motion] Pictures actually paid to DW by Distributor and FSP prior to the end of such quarter. For further clarity, once a [Motion] Picture has had its initial public release, it shall only be factored in clause (a) above and shall no longer be factored in clause (b). DW's independent auditors will certify that the ultimates for [Motion] Pictures referred to in clause (a) above are the same figures used to prepare and review DW's quarterly, and prepare and audit DW's annual, financial statements for the applicable fiscal period.


            "Pipeline Required Amount" shall mean ***.


            "Termination Date" shall mean the date either or both of Exhibit A or Exhibit B terminates, for any reason, or expires.


            2. Outstanding Advance. Effective as of the Restatement Effective Date, the Advance was in the stated amount of *** (the "Advance").



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            3.    Advance Adjustment. Effective as of the consummation of the transactions contemplated by the Business Combination Agreement dated as of October 8, 2003 by and among GE, National Broadcasting Holding, Inc., National Broadcasting Company Inc., Vivendi Universal S.A. and Universal Studios Holding III Corp. (the "NBC Closing"), *** of the Advance was forgiven and the stated amount of the Advance is ***.


            4. Further Advance Adjustments. Not later than 45 days following the end of each of the first three fiscal quarters of DW (commencing with the fiscal quarter ending March 31, 2002) and 90 days following the end of each fiscal year-end of DW (commencing with the fiscal year ending December 31, 2002) (each, an "Estimate Date"), DW shall deliver to Universal a schedule containing DW's good faith estimate of the Pipeline Estimate as of such Estimate Date (the "Periodic Pipeline Schedule" and, collectively the "Pipeline Schedules"), including reasonably detailed supporting documentation for such computation. Within *** following each Estimate Date:

                  (i) if the Pipeline Estimate in respect of such Estimate Date is less than the Pipeline Required Amount and less than the Pipeline Estimate in respect of the most recent preceding Estimate Date (or the Initial Estimate Date, in the case of the first Estimate Date), DW shall pay Universal in cash by wire transfer in immediately available funds an amount (a "DW Adjustment") equal to ***% of the difference between (x) the lesser of (A) the Pipeline Required Amount and (B) the Pipeline Estimate in respect of the most recent preceding Estimate Date, and (y) the Pipeline Estimate on such Estimate Date; or


                  (ii) if the Pipeline Estimate in respect of such Estimate Date is greater than the Pipeline Estimate in respect of the most recent preceding Estimate Date (or the Initial Estimate Date, in the case of the first Estimate Date) and the Pipeline Estimate in respect of such preceding Estimate Date was less than the Pipeline Required Amount, Universal shall pay DW (a "Universal Adjustment") in cash by wire transfer in immediately available funds an amount equal to *** of the difference between (x) the lesser of (A) the Pipeline Required Amount and (B) the Pipeline Estimate in respect of such Estimate Date and (y) the Pipeline Estimate on the most recent preceding Estimate Date provided in no instance under this Agreement shall Universal be required to have outstanding as an advance to DW more than the Advance Maximum Amount, or to make any payment in respect of a Universal Adjustment if DW is then in default under its bank agreements or there is a Payment Default.


            5. Animation Advance and Adjustments. On the Effective Date, DW has transferred to DWA, and DWA has assumed, the "Initial Animation Advance" in the amount of $75 million. Not later than *** following the end of each fiscal quarter of DWA (commencing with the first fiscal quarter ending after the Effective Date) and *** following the end of each


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                                      -4-
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fiscal year-end of DWA (commencing with the fiscal year ending December 31,
2004) (each, an "Animation Estimate Date"), DWA shall deliver to Universal a schedule containing DWA's good faith estimate of the Animation Pipeline Estimate as of such Estimate Date (the "Periodic Animation Pipeline Schedule" and, collectively with the Initial Animation Pipeline Schedule, the "Animation Pipeline Schedules"), including reasonably detailed supporting documentation for such computation. Within 5 business days following each Animation Estimate Date:


                  (i) if the Animation Pipeline Estimate in respect of such Animation Estimate Date is less than *** and less than the Animation Pipeline Estimate in respect of the most recent preceding Animation Estimate Date, DWA shall pay Universal in cash by wire transfer in immediately available funds an amount (a "DWA Animation Adjustment") equal to *** of the difference between (x) the lesser of (A) *** and (B) the Animation Pipeline Estimate in respect of the most recent preceding Animation Estimate Date, and (y) the Animation Pipeline Estimate on such Animation Estimate Date; or



                  (ii) if the Animation Pipeline Estimate in respect of such Animation Estimate Date is greater than the Animation Pipeline Estimate in respect of the most recent preceding Animation Estimate Date (or the Initial Animation Estimate Date, in the case of the first Animation Estimate Date) and the Animation Pipeline Estimate in respect of such preceding Animation Estimate Date was less than *** Universal shall pay DWA (a "Universal Animation Adjustment") in cash by wire transfer in immediately available funds an amount equal to *** of the difference between (x) the lesser of (A) *** and (B) the Animation Pipeline Estimate in respect of such Animation Estimate Date and (y) the Animation Pipeline Estimate on the most recent preceding Animation Estimate Date provided in no instance under this Agreement shall Universal be required to have outstanding as an Animation Advance to DWA of more than $*** or to make any payment in respect of a Universal Animation Adjustment if DW or DWA is then in default under its bank agreements or there is a Payment Default.


            6.    Dispute Resolutions.

               a. If Universal delivers written notice to DW setting forth a description of Universal's objections to any Pipeline Estimate or a written notice to DWA setting forth a description of Universal's objections to any Animation Pipeline Estimate, and the amount of the adjustment that Universal believes should be made to each item in respect of such objection (an "Objection Notice") no later than *** days following receipt of such Pipeline Estimate or Animation Pipeline Estimate (and


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                                      -5-
                    associated supporting documentation), the Parties hereto shall follow the resolution procedure described below.

               b. No later than *** following receipt of an Objection Notice, the Designated Officer of each of DW or DWA, as applicable, on the one hand and Universal on the other hand shall meet and negotiate in good faith to resolve any items set forth in the Objection Notice. "Designated Officer" shall mean its chief financial officer, in the case of DW or DWA, and its Chief Financial Officer, in the case of Universal, or such other senior executive of such party as shall be reasonably acceptable to the other parties.


               c. If the Designated Officers are unable to resolve all the objections set forth in any Objection Notice within ***, they shall jointly appoint *** (the "Neutral Expert") within *** after the end of such *** period. The Neutral Expert, acting as experts and not as arbitrators, shall review the objections set forth in the Objection Notice which were not resolved pursuant to the procedure in clause (b) above. The Neutral Expert shall determine, based on the requirements set forth in this Agreement and only with respect to objections submitted to the Neutral Expert, whether and to what extent the applicable Pipeline Estimate or Animation Pipeline Estimate requires adjustment. Universal on the one hand and DW or DWA on the other shall each pay *** of the fees and disbursements of the Neutral Expert in respect of such engagement. Universal, DW and DWA shall, and shall cause their representatives to, provide to the Neutral Expert full cooperation. The Neutral Expert's resolution shall be conclusive and binding upon the Parties.


               d. The Pipeline Estimate or Animation Pipeline Estimate, as applicable, for any quarter shall be deemed to reflect any objections thereto resolved pursuant to the foregoing procedure and any necessary adjustment to the amount of the Advance or Animation Advance, as applicable, resulting from such resolution shall be made within 5 days in accordance with the procedures of Paragraphs VIII.4 and VIII.5 above.


               e. Notwithstanding the foregoing, Universal shall not be entitled to deliver an Objection Notice and trigger the procedures described above if any Pipeline Estimate delivered by DW or Animation Pipeline Estimate provided by DWA reflects (solely for Pipeline Released Pictures or Animation Pipeline Released Pictures, as applicable) (i) as to the Pipeline Estimate, a Pipeline Estimate greater than or equal to ***, or (ii) as to the Animation Pipeline Estimate, an Animation Pipeline Estimate greater than or equal to ***.


            7.    Additional Payment Obligation.


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                                      -6-

               a. On the last day of each fiscal quarter and on the first Termination Date, through and including the last day of the fiscal quarter in which the Advance and Animation Advance are both repaid in full (each such date, a "Payment Date"),
                    (i) DW shall pay to Universal by wire transfer in immediately available funds an amount in cash equal to the Additional Amount (as defined below) for each date from and including the preceding Payment Date until but excluding such Payment Date, and (ii) DWA shall pay to Universal by wire transfer in immediately available funds an amount in cash equal to the Animation Additional Amount (as defined below) for each date from and including the preceding Payment Date until but excluding such Payment Date. In addition, all accrued and unpaid Additional Amounts or Animation Additional Amounts shall accrue at a rate of 8.75% per year. For purposes hereof, (I) the "Additional Amount" means an amount equal to an annualized rate on the Advance Amounts outstanding from time to time of 8.75% per year, and
                    (II) the "Animation Additional Amount" means an amount equal to an annualized rate on the Animation Advance Amount outstanding from time to time of 8.75% per year. Without limitation of its other rights and remedies hereunder, Universal shall be entitled to set off and apply an amount equal to any DW Adjustment if not paid when due and/or any accrued but unpaid Additional Amounts or Animation Additional Amounts not paid when due against, and recoup such DW Adjustment amount, Additional Amounts or Animation Additional Amounts from, any amounts owed to DW in accordance with the Agreement; provided, however, that any DW Adjustment or Additional Amounts may be recouped only against Aggregate Receipts for [Motion] Pictures other than Animated Pictures, and that any DW Animation Adjustment or Animation Additional Amounts may be recouped only against Aggregate Receipts for Animated Pictures.

               b. Not later than *** after (i) December 31 of each calendar year which ends on or after December 31, 2006 and during the Term of Exhibit A or Exhibit B, and (ii) the end of the Term of Exhibit A or Exhibit B (if such Term ends after December 31, 2006 other than on the last day of a year), the cumulative Aggregate Fees paid to Universal by DW since January 1, 2006 through the end of such calendar year or end of the Term of Exhibit A or Exhibit B, as applicable, shall be calculated. Each such calculation shall be an "Interest Credit Calculation" and the period covered by such Interest Credit Calculation is the "Interest Credit Calculation Period."

                  (i) If at the time of any Interest Credit Calculation, the cumulative Aggregate Fees for the relevant Interest Credit Calculation Period are in excess of the product of *** times the number of calendar years in such Interest Credit Calculation Period (including any partial year in the case of a termination other than at the end of a


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                                      -7-
                          calendar year) (such amount for the relevant Interest Credit Calculation Period, the "Interest Threshold Amount"), the amount in excess of the Interest Threshold Amount (less any amount of such excess previously credited pursuant to this Paragraph VIII.7.b. and not previously repaid) shall be credited on a dollar for dollar basis, with *** of such credit being applied against Additional Amounts and the remaining ***% of such credit being applied against Animation Additional Amounts (collectively, "AAA Amounts") paid or payable during the applicable Interest Credit Calculation Period (the amount of any such credit determined as a result of the foregoing is the "Interest Credit"). Notwithstanding the foregoing, the maximum aggregate amount of all Interest Credits which can be earned under this Paragraph VIII.7.b. shall not exceed the Interest Credit Cap. The "Interest Credit Cap" is a dollar amount equal to *** per annum of the aggregate amount of the Advance Amount and Animation Advance Amount outstanding from time to time during the relevant Interest Credit Calculation Period.


                  (ii) If at the time of any Interest Credit Calculation any Interest Credits are outstanding (i.e., have previously been made and not reversed), and the cumulative Interest Credit determined for such Interest Credit Calculation Period is less than the cumulative Interest Credit determined for the immediately preceding Interest Credit Calculation Period (or, no Interest Credit is available under the most recent Interest Credit Calculation), DW and DWA shall be entitled to retain only that amount of outstanding Interest Credits, if any, also available under the most recent Interest Credit Calculation and shall repay to Universal (in addition to any other AAA Amounts due and payable at such time) an amount equal to the difference between the Interest Credit allocable to it (if any) calculated for the most recent Interest Credit Calculation Period and the Interest Credit previously credited for the immediately preceding Interest Credit Calculation Period.

By way of illustration of this Paragraph VIII.7.b.:


            - If as shown in Interest Credit Calculation for the Interest Credit Calculation Period ended December 31, 2006, Universal has received *** in Aggregate Fees for such Interest Credit Calculation Period, DW and DWA, collectively, would be entitled to a *** Interest Credit against the 2006 AAA
                  Amount. This would either be credited against any 2006 AAA Amount payable to Universal (with *** credited against the Additional Amount, and *** credited against the Additional Animation Amount) or if all such AAA Amounts have already been paid, Universal would repay *** million to DW and *** to DWA. (Since the *** Interest Credit would not exceed the Interest Credit Cap, the entire *** is



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                                      -8-
                  available.)


            - If as shown in the Interest Credit Calculation for the Interest Credit Calculation Period ended December 31, 2007, Universal has received the *** in cumulative Aggregate Fees for such Interest Credit Calculation Period, the *** Interest Credit previously received for the Interest Credit Calculation Period ended *** would be reversed and DW would pay Universal *** corresponding to such reversal, and DWA would pay Universal ***, in each case in addition to all other AAA Amounts due in ***.



            - If as shown in the Interest Credit Calculation for the Interest Credit Calculation Period ended ***, Universal has received *** in cumulative Aggregate Fees for such Interest Credit Calculation Period, DW and DWA collectively would be entitled to a *** Interest Credit against AAA Amounts paid or payable by DW for *** and against previous years' AAA Amounts to the extent necessary, but subject in all cases to the Interest Credit Cap.



            8. Repayment of Advance Amount, Animation Advance Amount, Additional Amounts, Animation Additional Amounts. The Advance Amount, the Animation Advance Amount, plus all accrued and unpaid AAA Amounts shall become immediately due and payable upon the date (the "Due Date") which is the earliest to occur of (x) the first Termination Date, (y) December 31, 2010 and (z) the *** day after a Payment Default (if such Payment Default has not been cured by such date). Following the Due Date, Universal shall have no further obligations to DW or DWA in respect of this Paragraph VIII. provided if the Due Date arises as a result of the preceding clause (z) and the Payment Default is subsequently cured in full, Universal's obligations to make Advances to DW and DWA under this Paragraph VIII. shall be reinstated. Upon (a) notification by either DW or Universal to the other Party of such Party's intention to terminate either Exhibit A or Exhibit B in accordance with its respective terms, (b) the expiration or termination of any Agreement Module in accordance with its terms prior to the stated expiration date of December 31, 2010, or (c) the Due Date, then Universal shall be entitled to set off and apply the Advance Amount, Animation Advance Amount, plus any accrued but unpaid Additional Amounts or Animation Additional Amounts against, and recoup the Advance Amount, Animation Advance Amount, Additional Amounts and Animation Additional Amounts from, any amounts owed to DW in accordance with the Universal Agreement or DWA in accordance with the Agreement or the Interparty Agreement among DW, DWA and Universal dated as of [date], 2004, provided that in no instance shall Universal be entitled (i) to recoup Advance Amounts or Additional Amounts from Aggregate Receipts for Animated Pictures included in the Animated Pipeline Estimate, or
(ii) to recoup Animated Advance Amounts or Animation Additional Amounts from Aggregate Receipts for [Motion] Pictures included in the Pipeline Estimate. Any remaining Advance Amount and Additional Amounts after giving effect to the application set forth in this Section 8 shall, upon Universal's election (in its sole discretion), convert into shares representing Preferred at a price of *** per share. Any Advance Amount and Additional Amounts that Universal does not elect to convert to equity of DW pursuant to the foregoing sentence shall continue to be due and payable by DW and shall continue to accrue Additional Amounts. Any Animation Advance Amount and Animation



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                                      -9-

Additional Amounts remaining after giving effect to the application set forth in this Section 8 shall continue to be due and payable by DWA and shall continue to accrue Additional Animation Amounts.


            Notwithstanding the foregoing, if both Exhibit A and Exhibit B expire at their stated expiration date of December 31, 2010 (and only in such case)(the "Special Repayment Case"), *** of the Advance outstanding on such date and *** of the Animation Advance outstanding on such date shall be due and payable *** together with all Additional Amounts and Animation Additional Amounts accrued with respect thereto, and the remaining Advance and the remaining Animation Advance shall be payable ***, together with all Additional Amounts and Animation Additional Amounts accrued with respect thereto. In the Special Repayment Case, Universal shall be entitled to set off the Advance, Animation Advance, Additional Amount and Animation Additional Amounts against, or recoup such amounts from the amounts owed to DW under the Universal Agreement or to DWA under this Agreement or the Interparty Agreement among DW, DWA and Universal dated [date], 2004 only against amounts received by Universal after December 31, 2010 and to the extent such amounts are recouped through the set off, shall reduce DW's and DWA's respective payment obligations under the preceding sentence. (Notwithstanding the foregoing, in no instance shall Universal be entitled (i) to recoup Advance Amounts or Additional Amounts from Aggregate Receipts for Animated Pictures included in the Animated Pipeline Estimate, or (ii) to recoup Animated Advance Amounts or Animation Additional Amounts from Aggregate Receipts for [Motion] Pictures included in the Pipeline Estimate.) Unless and until the Advance, Animation Advance, Additional Amounts and Animation Additional Amounts are recouped or repaid in full, Universal shall retain all distribution and fulfillment services rights it holds as of December 31, 2010 to [Motion] Pictures then in release (theatrically or as Videograms) or revenues for which have been in either the Pipeline Estimate or the Animation Pipeline Estimate prior to December 31, 2010. In the Special Repayment Case, DW and DWA shall have the right but not the obligation after December 31, 2010, to prepay all or any portion of the Advance Amount, Animation Advance Amount, Additional Amounts and Animation Additional Amounts and on the payment in full of all such amounts (whether by prepayment, set off, or payment) all of Universal's distribution and fulfillment rights under Exhibit A and Exhibit B shall terminate.


                                      * * *


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                                      -10-